TECHNE CORPORATION RELEASES UNAUDITED FOURTH QUARTER
                    RESULTS FOR FISCAL YEAR 2003


Minneapolis/August 12, 2003/--For the three months ended June 30, 2003, Techne Corporation's consolidated net earnings were $12,676,548 or 31 cents per share (diluted), compared with a loss of $303,659 or a 1 cent per share loss (diluted) in the fourth quarter of fiscal 2002. For the fiscal year ended June 30, 2003, Techne's consolidated net earnings were $45,396,293 or $1.08 per share (diluted) compared with $27,129,669 or 64 cents per share last year. Techne's results for the fourth quarter of fiscal 2002 included a $17.5 million litigation settlement with Amgen, Inc. The after-tax amount of the charge to Techne's results for the fourth quarter of last year was approximately $11.4 million or 27 cents per share.

Consolidated net sales for the quarter and fiscal year ended June 30, 2003 were both records of $39,425,932 and $145,010,900, respectively. This was an increase of $3,790,390 or 11% and $14,110,505 or 11% from the fourth quarter and prior fiscal year. R&D Systems' Biotechnology Division net sales for the quarter and fiscal year increased $1,512,852 (7%) and $6,309,833 (7%). R&D Systems' Hematology Division net sales for the quarter and fiscal year increased $442,351 (10%) and $1,095,382 (7%). R&D Europe's net sales for the quarter and fiscal year increased $1,835,187 (22%) and $6,705,290 (22%). In British pounds, R&D Europe's net sales increased 11% for both the quarter and fiscal year. Adjusted for the effect of changes in foreign exchange rates, consolidated net sales increased 8% for both the fourth quarter and fiscal year.

Gross margins, as a percentage of sales, decreased slightly from 76.0% in the fourth quarter of fiscal 2002 to 75.7% in fiscal 2003. However, for the full fiscal year, gross margins improved from 75.2% in fiscal 2002 to 75.6% in fiscal 2003. Gross margins vary slightly from quarter to quarter based on product mix and sales levels.

Selling, general and administrative expenses for the quarter and fiscal year ended June 30, 2003 decreased $1,067,190 and $422,683 from the prior year, respectively. The decrease was mainly the result of lower employee profit sharing and stock bonus contributions.

Research and development expenses for the fourth quarter and fiscal year ended June 30, 2003 increased $754,623 (16%) and $3,111,076 (18%), respectively. Part of the increase in each period was due to increased losses by ChemoCentryx, Inc. (CCX) and Discovery Genomics, Inc. (DGI), development stage companies in which Techne has invested. The portion of the losses by these two companies included in Techne results for the quarter and fiscal year ended June 30, 2003 were $908,190 and $3,187,902 ($.02 and $.08 per diluted share), respectively, compared to $814,382 and $1,855,450 ($.02 and $.04 per diluted share), respectively, in the fourth quarter and fiscal year ended June 30, 2002. R&D Systems' internal research and development expenses for the fourth quarter and fiscal year increased $660,816 (17%) and $1,778,624 (11%), respectively. R&D Systems released 1,015 new products in fiscal 2003 compared to 856 in fiscal 2002.

On July 1, 2002, Techne adopted Statement of Financial Accounting Standards
(SFAS) No. 142, "Goodwill and Other Intangible Assets". Goodwill amortization of $1,567,500 and $6,270,000 was expensed in the fourth quarter and fiscal year ended June 30, 2002, respectively, but is no longer amortized under SFAS No. 142. The after tax effect of the goodwill expense in the fourth quarter and fiscal 2002 was $.02 and $.09 per diluted share, respectively.

Interest expense for the fourth quarter and fiscal year ended June 30, 2003 decreased $146,955 and $346,699, respectively due to the change from a fixed rate of 7% to a floating interest rate (currently at 4%) on a mortgage note payable. Meanwhile, interest income for the same periods decreased $267,835 and $803,959, respectively, due to lower returns on short-term investments.

The income tax rate increased in fiscal 2003 as a result of changes in state income tax regulations that resulted in $666,000 state income tax expense in fiscal 2003 compared to a state tax credit of $1 million in the fourth quarter of fiscal 2002.

Thomas E. Oland, Techne's President and CEO, stated "We were very pleased with fiscal 2003 results for R&D Europe and R&D Systems' Hematology Division. Both exceeded our budget expectations for sales and earnings. R&D Europe also benefited from favorable currency exchange rates throughout the year. Our R&D Systems' Biotechnology Division did not do as well as we had expected. This was due to a slowdown in research spending by our pharmaceutical and biotechnology customers that began in our second fiscal quarter. We attribute the slowdown to general economic factors and recent world events. We believe the worst of the slowdown is behind us as we have seen sequential improvement in revenue growth in the third and fourth quarters of fiscal 2003. Further, we believe that our continuing focus on new product development and expanding product lines will support future growth."

During fiscal 2003, Techne purchased and retired 1,026,500 shares of common stock at a market value of $22,512,572. From the start of the Company's repurchase program in May 1995, the Board of Directors has authorized, subject to market conditions and share price, the purchase and retirement of up to a total of $40 million of common stock. Through July 31, 2003, 2,397,700 shares have been purchased at a market value of $33,176,069.

On a final note, Techne is pleased to announce the appointment of Mr. Robert
V. Baumgartner, President and CEO of the Center for Diagnostic Imaging, Inc., as a Director and member of the Audit Committee. Mr. Baumgartner is a CPA and an experienced executive with a diverse background in public accounting, manufacturing, distribution, retail and medical industries. His combination of business experience and former background as a chief financial officer, treasurer and controller, combined with his current responsibilities as a CEO, are all essential qualifications that will benefit Techne. Mr. Baumgartner replaces Mr. Lowell E. Sears, who retired after nine years of service as a Techne Director.

Statements in this earnings release and elsewhere which look forward in time involve risks and uncertainties which may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.


            *  *  *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products and R&D Europe is a distributor of biotechnology products.

Contact:  Kathy Backes, Controller  (612) 379-8854



                      TECHNE CORPORATION
                            6/30/03
                         (UNAUDITED)

                             QUARTER ENDED           FISCAL YEAR ENDED
                        ------------------------  --------------------------
                          6/30/03      6/30/02       6/30/03       6/30/02
                        -----------  -----------  ------------  ------------
Net sales               $39,425,932  $35,635,542  $145,010,900  $130,900,395
Cost of sales             9,579,002    8,539,454    35,396,174    32,507,846
                        -----------  -----------  ------------  ------------
Gross margin             29,846,930   27,096,088   109,614,726    98,392,549

Operating expenses:
 Selling, general and
  administrative          4,818,843    5,886,033    19,376,538    19,799,221
 Research and
  development             5,483,826    4,729,203    20,581,343    17,470,267
 Amortization of
  intangible assets         484,812    2,137,311     1,939,250     8,549,246
 Litigation settlement           --   17,500,000            --    17,500,000
Interest expense            176,281      323,236       973,780     1,320,479
Interest income            (706,865)    (974,700)   (2,933,348)   (3,737,307)
Other non-operating
 expense/(income)            47,485     (228,336)      121,870      (245,026)
                        -----------  -----------  ------------  ------------
                         10,304,382   29,372,747    40,059,433    60,656,880
                        -----------  -----------  ------------  ------------
Earnings before
 income taxes            19,542,548   (2,276,659)   69,555,293    37,735,669
Income taxes              6,866,000   (1,973,000)   24,159,000    10,606,000
                        -----------  -----------  ------------  ------------
Net earnings            $12,676,548  $  (303,659) $ 45,396,293  $ 27,129,669
                        ===========  ===========  ============  ============
Earnings per share:
 Basic                  $      0.31  $     (0.01) $       1.10  $       0.65
 Diluted                $      0.31  $     (0.01) $       1.08  $       0.64

Weighted average
 common shares
 outstanding:
  Basic                  40,807,361   41,565,855    41,237,473    41,507,727
  Diluted                41,496,295   42,494,525    42,031,510    42,522,664


                                                      6/30/03     6/30/02
                                                  ------------  ------------
ASSETS
Cash and equivalents                              $ 39,371,062  $ 26,392,480
Short-term investments                              78,130,269    70,671,341
Receivables                                         20,440,270    19,413,618
Inventory                                            6,332,248     6,077,035
Other current assets                                 5,549,888     6,523,275
Property and equipment (net)                        81,166,311    70,312,602
Intangible assets (net)                             16,957,750    18,897,000
Other non-current assets                            15,329,330    19,959,608
                                                  ------------  ------------
  Total assets                                    $263,277,128  $238,246,959
                                                  ============  ============

LIABILITIES
Current liabilities                               $ 10,808,033  $ 14,629,524
Long-term debt                                      15,851,901    17,100,652
Stockholders' equity                               236,617,194   206,516,783
                                                  ------------  ------------
  Total liabilities and equity                    $263,277,128  $238,246,959
                                                  ============  ============